 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Director – Finance & Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY RENEWS AND EXTENDS ITS
REVOLVING CREDIT FACILITY

HOUSTON, September 21, 2010 – Swift Energy Company (NYSE: SFY) announced today that it has renewed and extended its Revolving Credit Facility with its nine-member bank group.  The $500 million facility’s maturity has been extended to October 15, 2015, has an initial borrowing base set at $300 million and has a feature that allows the Company to increase the aggregate facility amount available up to $700 million with additional commitments from the lenders.

The credit facility includes a collateralized security agreement and carries a standard financial covenant package, which the Company believes reflects current market terms and conditions not significantly different from the previous agreement.  The other terms of the credit facility remain largely the same as those in the previous facility.

Swift Energy’s Credit Facility, arranged by J.P. Morgan Securities LLC., was syndicated to a group of banks that includes JPMorgan Chase Bank, N.A., Bank of Scotland plc, BNP Paribas, Société Générale, Wells Fargo Bank, N.A., BBVA Compass, Comerica Bank, Natixis, and Amegy Bank National Association.  As of September 21, 2010, the Company had no outstanding balance drawn against this facility, excluding letters of credit.

Commenting on the agreement, Terry E. Swift, chief executive officer of Swift Energy Company, said, “Maintaining liquidity is a critical component of our overall strategy.  With our credit facility extended through 2015, we have ample liquidity to develop our liquids rich acreage position, primarily in the Eagle Ford shale and Olmos tight gas sand formation in Texas.”

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.

16825 Northchase Drive, Suite 400, Houston, Texas 77060
www.SwiftEnergy.com